Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CALIBERCOS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid (3)	Equity	Class A Common Stock, par value $0.001 per share	457(o)	-	$5.00	$6,900,000	(1)	$0.0001102	(2)	$760.38	(2)
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A						N/A	N/A	N/A	N/A
	Total Offering Amounts									$760.38
	Total Fees Previously Paid									$1,023.408
	Total Fee Offsets									$760.38
	Net Fee Due									$(263.028)

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price, includes the number of shares of Class A Common Stock issuable upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price, subject to offset pursuant to Rule 415(a)(6).

(3)	The registrant previously paid $1,023.408 on November 7, 2022 in connection with the initial filing of this registration statement for a proposed maximum aggregate offering price of $11,040,000 at a registration fee rate of $92.70 per million.